Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Radian Group Inc. (the “Company”) and Michael Weinbach (the “Executive”) as of May 21, 2026 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. The Executive’s employment with the Company will begin on June 1, 2026 (the “Employment Date”). The initial term of this Agreement shall begin on the Employment Date and shall continue through December 31, 2029 (the “Initial Term”), unless sooner terminated by either party as set forth below, or until the termination of the Executive’s employment, if earlier. Following the Initial Term, the term of this Agreement shall automatically renew for periods of one year (each, a “Renewal Term”) unless either party gives the other party written notice at least 180 days prior to the end of the Initial Term or any Renewal Term thereafter, as applicable, that the term of this Agreement shall not be further renewed. The period commencing on the Employment Date and ending on the date on which the Initial Term or any Renewal Term of this Agreement terminates, including upon the earlier termination of the Executive’s employment, is referred to herein as the “Term.”

(b) Duties.

(1) Effective on the Employment Date and continuing to August 12, 2026, the Executive shall serve as the Chief Executive Officer-Elect (the “CEO-Elect”) with duties, responsibilities, and authority commensurate therewith and shall report to the Board of Directors of the Company (the “Board”). The Executive shall perform all duties and accept all responsibilities consistent with preparing to assume the role of the Chief Executive Officer, and as otherwise may be reasonably assigned to the Executive by the Board, consistent with his position as CEO-Elect.

(2) Effective August 13, 2026 and continuing through the end of the Term, the Executive shall serve as the Chief Executive Officer of the Company (“CEO”), with duties, responsibilities and authority commensurate therewith and shall report to the Board. The Executive shall perform all duties and accept all responsibilities incident to such position as is set forth in the Company’s Guidelines of Corporate Governance (as in effect on the Effective Date or as may be modified thereafter after consultation with the Executive) and as otherwise may be reasonably assigned to the Executive by the Board, consistent with his position as CEO. The Executive will be appointed as a member of the Board effective as of August 13, 2026, and the Company shall cause the Executive to be nominated as a member of the Board at each annual meeting of stockholders of the Company during the Term at which the Executive’s Board seat is up for re-election.

(3) The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, non-competition or non-solicitation covenant, or other agreement that would be breached by, or prohibit the Executive from executing, this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and all or substantially all of his full business time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities: (1) do not interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below, the Restrictive Covenants Agreement, and the Company’s Code of Conduct and Ethics; and (2) have been reviewed, and if necessary approved, in accordance with the Company’s Guidelines of Corporate Governance. For purposes of clarity, activities that are in furtherance of the Company’s interest, including serving on representative boards and/or committees of industry trade groups, shall be considered to be in promotion of the business and affairs of the Company and its affiliated entities.

The Executive may, without further review or approval:

(i) deliver occasional lectures and fulfill speaking engagements;

(ii) manage personal investments, including passive investments representing less than five percent (5%) of the outstanding equity (or similar ownership interest) of any entity, whether publicly traded or privately held, provided that such investment does not create a conflict of interest; and

(iii) participate as a limited partner or advisory board member, or in a similar capacity, with venture capital, private equity, or other investment funds or investment vehicles, and receive customary or negotiated economic terms in connection therewith, including reduced or waived management fees, carried interest participation, co-investment opportunities, or similar investment-related rights; provided that such participation does not involve a material time commitment or active operational involvement with any portfolio company, such participation does not relate to a business that competes with the Company, and such participation does not otherwise create a conflict of interest;

provided that, in each case, the Executive complies with his obligations under Section 14 of this Agreement, the Restrictive Covenants Agreement, and the Company’s Code of Conduct, and the Executive discloses such arrangements in accordance with the Company’s applicable conflict of interest and insider trading policies.

2. Compensation.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be at the annual rate of $1,000,000 for 2026, and, for each future year of the Term, will be subject to an Annual Compensation Review (as defined below) and may be increased (but not decreased) based on the Annual Compensation Review.

(b) Short-Term Incentive Plan. With respect to each fiscal year of the Company ending during the Term, the Executive shall be eligible to earn a cash short-term incentive award under the Radian Group Inc. STI Incentive Plan for Executive Employees, or any successor plan (the “STI Plan”) pursuant to the terms and conditions of the STI Plan. The Executive’s incentive award shall be paid at such times and in such manner as set forth in the STI Plan. The Executive’s Target Incentive Award (as defined in the STI Plan) for 2026 shall be $1,166,666 (reflecting 200% of the Executive’s Base Salary for the 2026 year following the Employment Date), with a maximum short-term incentive opportunity of $2,333,332 (calculated as 200% of the Executive’s 2026 Target Incentive Award), subject to the same terms and performance metrics applicable to the other named executive officers of the Company. For subsequent years during the Term, the Executive’s Target Incentive Award under the STI Plan shall be determined pursuant to the Annual Compensation Review, subject to the minimum Total Target Compensation (as defined below). Notwithstanding the terms of the STI Plan, the term “Cause” as used therein shall be deemed to refer to the definition of Cause contained in this Agreement, and any provision therein relating to the Executive’s termination of employment by the Company without Cause shall be deemed to include a resignation by the Executive for Good Reason (as defined below) hereunder.

(c) Long-Term Incentive Opportunity. The Executive shall be eligible to receive long-term incentive awards in respect of each fiscal year during the Term (“LTI”) under the Company’s long-term incentive program in an amount and on terms established by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”) pursuant to the Annual Compensation Review, commensurate with the Executive’s position as CEO. The Executive’s annual LTI target for 2026 shall be $6,000,000. For each fiscal year thereafter, the Executive’s annual LTI target shall be subject to the Annual Compensation Review and the minimum Total Target Compensation. The form and terms of the LTI awards shall be established by the Compensation Committee and shall be no less favorable than such terms as established generally for the named executive officers of the Company, provided however, that the Executive’s 2026 LTI award shall be entirely in the form of performance-based restricted stock units, as described in Section 2(d) below.

(d) Inducement Awards. As a material inducement for the Executive to join the Company in the role of CEO, the Executive shall receive the following equity awards (together, the “Inducement Awards”) on the Employment Date:

(1)	Award of time-based restricted stock units, as follows:

i.

Award of 150,000 time-based restricted stock units with respect to 150,000 shares of the Company’s common stock, provided that if the grant date value of the award determined based on the closing price of a share of the Company’s common stock on the New York Stock Exchange as of the Employment Date would exceed $5,500,000, the share number (and corresponding number of time-based restricted stock units) shall be reduced to an amount equal to a grant date value of $5,500,000 (the amount of time-based restricted stock units awarded, the “RSU Share Number”).

ii.

The time-based restricted stock units shall vest in three substantially equal annual installments on May 25, 2027, May 25, 2028 and May 25, 2029, subject to the Executive’s continued employment through these vesting dates and such other terms and conditions set forth in the applicable grant agreement; provided that vesting of these restricted stock units shall be further conditioned upon the Executive’s purchase of shares of the Company’s common stock equal to the RSU Share Number, no later than the first to occur of (i) December 31, 2026, (ii) the date of the Executive’s termination of employment for any reason, or (iii) the date of a Change of Control (as defined in the Radian Group Inc. 2026 Inducement Grant Equity Plan) (the “Purchase Date Deadline”).

iii.

The Executive agrees to hold the purchased shares, and not dispose of the purchased shares, except in the event of a Change of Control or termination of the Executive’s employment, through May 31, 2029.

(2)

Subject to the terms of the applicable grant agreement, if the Executive does not purchase shares of the Company’s common stock equal to the RSU Share Number by the Purchase Date Deadline, any time-based restricted stock units granted to the Executive under this Section 2(d)(1) in excess of the number of shares of the Company’s common stock purchased by the Executive by the Purchase Date Deadline shall be forfeited as of the Purchase Date Deadline. In that event, the forfeiture shall be applied across the three vesting tranches on a pro rata basis. Awards of performance-based restricted stock units, as follows:

i.

As the LTI award for 2026, the Company shall grant the Executive an award of performance-based restricted stock units with a grant date value of $6,000,000. For the avoidance of doubt, the Executive’s 2026 LTI award shall be in the form of performance-based restricted stock units only and not in a combination of time-based and performance-based restricted stock units.

ii.	As an additional sign-on incentive, the Company shall grant an award of performance-based restricted stock units with a grant date value of $2,500,000.

iii.

The performance-based restricted stock units granted under this Section 2(d)(2) shall vest and be payable based on the same performance metrics and payout conditions as the performance-based LTI awards for 2026 granted to other named executive officers of the Company, subject to the terms set forth in the applicable grant agreements.

(3)

For purposes of Section 2(d)(1) and (2), “grant date value” shall be calculated in the same way that the Company calculates grant date value for determining the number of shares subject to the 2026 LTI awards to other named executive officers of the Company.

(4)

The Inducement Awards are being offered to the Executive as “employment inducement” awards under New York Stock Exchange Listing Rule 303A.08, and shall be granted under the Radian Group Inc. 2026 Inducement Grant Equity Plan.

(e) Annual Total Target Compensation. Beginning in 2027, the Executive’s total target compensation for each fiscal year during the Term (i.e., the Executive’s Base Salary, Target Incentive Award under the STI Plan, and target LTI award granted for the year) (collectively, “Total Target Compensation”) shall be not less than $9,000,000, provided, however, that the mix of components of Total Target Compensation may be adjusted from time to time pursuant to the Annual Compensation Review. The Executive’s actual realized pay will be primarily dependent on performance under the STI Plan and LTI awards to the Executive.

(f) Annual Compensation Review. In accordance with the Company’s policies and practices, each component of the Executive’s Total Target Compensation will be reviewed and approved each year by the Company’s independent directors upon the recommendation by the Compensation Committee (“Annual Compensation Review”).

3. Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance (at the CEO level of coverage), long-term disability, retirement, deferred compensation, stock purchase and welfare benefit plans and programs available to executives of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan, program or policy from time to time after the Effective Date.

4. Vacation. During the Term, the Executive shall be entitled to paid time off each year, as well as Company holidays at levels commensurate with those provided to other named executive officers of the Company, in accordance with the Company’s paid time off and holiday policies (which currently provide for 30 days paid time off on an annual basis for executive officers and two “floating holidays” in addition to regularly scheduled holidays).

5. Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policy for executives. The Company shall reimburse the Executive for necessary and reasonable travel to and from the Company offices, including to and from the Company headquarters in Wayne, Pennsylvania in accordance with the Company’s expense reimbursement policy for executives. The Executive shall be solely responsible for any federal, state, local, or other tax consequences to the Executive that result from such reimbursement of expenses, and the Company shall have no obligation to gross up or otherwise compensate the Executive for any such taxes.

6. Termination without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause upon 15 days’ advance written notice (or pay in lieu of notice). The Executive may initiate a termination of employment by resigning for Good Reason as described below. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, in either case during the Term, if the Executive executes and does not revoke a written Release (as defined below) and remains in compliance with Section 14 of this Agreement, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a) The Company shall pay the Executive an amount equal to (i) two times the Executive’s annual Base Salary, plus (ii) two times the Executive’s Target Incentive Award established under the STI Plan for the year in which the termination date occurs (or if it has not yet been established, the Target Incentive Award established for the immediately preceding year, provided that for this purpose, the Executive’s annualized Target Incentive Award under the STI Plan for 2026 shall be $2,000,000). This severance amount shall be paid as follows: (i) the maximum amount that can be paid under the “separation pay” exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid in substantially equal bi-weekly installments over the 12-month period following the Executive’s termination date, in accordance with the Company’s normal payroll practices, with the first payment to be made within 60 days following such termination of employment, and (ii) the remainder of the severance amount shall be paid in a lump sum between March 1 and March 15 of the calendar year following the year in which the Executive’s termination date occurs. The first payment under clause (1) shall include any payments for the period from the termination date to the commencement date of payments.

(b) The Company shall pay the Executive a pro-rated Target Incentive Award under the STI Plan, which amount shall be paid in a lump sum within 60 days following the Executive’s termination date, subject to section 409A of the Code. The prorated Target Incentive Award shall equal:

(1) The Executive’s Target Incentive Award established under the STI Plan for the year in which the termination date occurs (or the immediately preceding year if such Target Incentive Award has not yet been established for that year), provided that, for this purpose, the Executive’s annualized Target Incentive Award under the STI Plan for 2026 shall be $2,000,000, multiplied by

(2) A fraction, the numerator of which is the number of full completed days of employment with the Company from the beginning of the calendar year through the termination date, and the denominator of which is the number of days in such year.

(c) During the period beginning on the Executive’s termination date and ending on the first to occur of (i) 18 months after the termination date, (ii) the date on which the Executive becomes eligible for health coverage by a successor employer, or (iii) the date on which the Executive ceases to be eligible for continued health coverage under the Company’s group health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (the “Coverage Period”), if the Executive elects to receive continued health coverage under the Company’s health plan under COBRA at a level of coverage at or below the Executive’s level of coverage in effect on the date of the Executive’s termination of employment, the Company will pay the monthly COBRA premium cost on a taxable basis for such continued health coverage, less an amount equal to the applicable active employee premium charge that the Executive paid immediately prior to the termination date for such health coverage (the “COBRA Benefit”).

The payments shall commence on the first payroll date that is administratively practicable after the Executive’s termination date, and within 60 days after the Executive’s termination date, subject to section 409A of the Code. The first payment shall include any payments for the period from the Executive’s termination date to the commencement date of such payments. The Company shall provide the COBRA Benefit to the Executive under this subsection only for the portion of the Coverage Period during which the Executive continues COBRA coverage under the Company’s health plan. The Executive agrees to notify the Company promptly of the Executive’s coverage under an alternative health plan upon becoming covered by such alternative plan. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.

(d) The Executive’s outstanding restricted stock units, performance stock units, and any other equity grants will vest and be paid in accordance with the terms of the applicable grant agreements.

(e) The Company shall pay the Accrued Obligations, regardless of whether the Executive executes or revokes the Release.

(f) If the Company elects not to renew the Term of this Agreement, other than for Cause or Disability, at the expiration of the Initial Term or any Renewal Term, as described in Section 1(a), the Company’s non-renewal notice shall be considered a Good Reason event as described in, and subject to the terms of, Section 12(c). In the event the Executive terminates employment for Good Reason in connection with non-renewal of the Term by the Company, any outstanding equity awards held by the Executive shall be eligible to vest according to the terms of the applicable grant agreements with respect to a termination for Good Reason, subject to the terms and conditions of the applicable equity award agreements.

(g) Notwithstanding any other provision of this Section 6, if the Executive dies after the termination date but prior to the receipt of all amounts due under this Section 6, any remaining unpaid amounts shall be paid to the Executive’s estate (or designated beneficiary, as applicable) on the schedule otherwise provided herein, as if the Executive had survived. For the avoidance of doubt, the obligation of the Company to make all payments under this Section 6 shall survive the death of the Executive and shall be binding on the Company’s successors and assigns.

7. Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for the Accrued Obligations.

8. Voluntary Resignation without Good Reason. The Executive may voluntarily terminate employment without Good Reason for any reason upon 30 days’ prior written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except for the Accrued Obligations.

9. Disability. If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall receive the Accrued Obligations, including any payments and vesting, as applicable, under the STI Plan and equity grant agreements pursuant to the terms applicable to Disability. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive. For purposes of this Agreement, the term “Disability” shall mean a physical or mental impairment of sufficient severity that the Executive is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company.

10. Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death, and the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, shall receive the Accrued Obligations, including any payments and vesting, as applicable, under the STI Plan and equity grant agreements pursuant to the terms applicable to death. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

11. Resignation of Positions. Effective as of the date of the Executive’s termination of employment for any reason, the Executive shall be deemed to have resigned from all Company-related positions, including as an officer and director of the Company and any of its subsidiaries.

12. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary, and all accrued but unused paid time off under the terms of the Company’s paid time off policy, through the date of termination of the Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred through the date of such termination in accordance with Section 5 hereof, and (iii) any vested accrued compensation, equity awards or benefits provided under the Company’s employee incentive or benefit plans upon or following a termination of employment, in accordance with the terms of the applicable plan, including without limitation the STI Plan, but excluding any separate Company severance plan or policy.

(b) “Cause” shall mean any of the grounds for termination of the Executive’s employment listed below, after the Executive has been provided with an opportunity to meet with the Board with respect to the determination of Cause:

(1) the Executive’s indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances);

(2) the Executive’s fraud, dishonesty, theft, or misappropriation of funds in connection with the Executive’s duties with the Company and its affiliates;

(3) the Executive’s material violation of the Code of Conduct or any Company policy referenced in the Code of Conduct;

(4) the Executive’s gross negligence or willful misconduct in the performance of the Executive’s duties with the Company and its affiliates; or

(5) the Executive’s breach of Section 14 of this Agreement or any covenants contained in the Restrictive Covenants Agreement (except any breach relating to the Company’s Code of Conduct, which shall be governed by clause (3) above) or any other agreement described in Section 14, or the Executive’s material breach of any other provision of this Agreement.

(c) “Good Reason” shall mean any of the following without the Executive’s written consent:

(1) The scope of the Executive’s duties, responsibilities and reporting lines as the CEO are, in the aggregate, materially reduced;

(2) The Executive is required to permanently relocate his principal place of business to any office or location which is located more than 75 miles from the location where the Executive is based immediately prior to the change in location, except that a requirement to comply with policies of the Company regarding office presence shall not constitute a Good Reason;

(3) The Company engages in any action or inaction that constitutes a material breach of this Agreement; or

(4) The Company elects not to renew the Term of this Agreement, other than for Cause or Disability, as described in Section 1(a), provided that the Executive is willing and able to continue in employment under the terms of this Agreement, if renewed, or to execute a new employment agreement providing terms and conditions substantially similar to those in this Agreement and to continue in employment in accordance with the terms and conditions set forth therein.

In order to terminate employment for Good Reason, the Executive must provide a written notice of termination with respect to termination for Good Reason to the Company within 60 days after the event constituting Good Reason has occurred. The Company shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the notice of termination. If the Company does not correct the act, or the failure to act, the Executive must terminate employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination; provided that in the event of a termination on account of non-renewal of the Term of this Agreement under clause (4) above, the termination date shall not be earlier than the scheduled end of the Term without the Company’s consent. Notwithstanding the foregoing, in no event will the Executive have Good Reason for termination if an event described in Section 12(c)(1) occurs in connection with the Executive’s inability to substantially perform the Executive’s duties on account of short-term or long-term disability.

(d) “Release” shall mean a separation agreement containing a release of claims, substantially in the form attached hereto as Exhibit A, with such changes as the Company deems appropriate to comply with best practices and applicable law.

13. Section 409A.

(a) This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, to the extent required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

14. Restrictive Covenants.

(a) The Executive agrees to comply with the restrictive covenants and agreements set forth in the Restrictive Covenants Agreement attached hereto as Exhibit B and is hereby incorporated into this Agreement by this reference (the “Restrictive Covenants Agreement”), which the Executive agrees to sign as a condition of this Agreement, and all other written agreements between the Company and the Executive containing non-competition, non-solicitation, confidentiality, inventions assignment, non-disparagement and other restrictive covenants. Without limiting the foregoing, all references in this Agreement to Section 14 shall include the provisions of Exhibit B.

(b) Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under this Section 14, the Company shall be obligated to provide only the Accrued Obligations, and all other payments under this Agreement shall cease. In such event, the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Section 6 hereof (other than the Accrued Obligations), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

15. Legal Action. The Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware County, Pennsylvania, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

16. Survival. The respective rights and obligations of the parties under this Agreement (including Sections 14 and 15) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement (including without limitation any non-renewal of the Term of this Agreement) to the extent necessary to the intended preservation of such rights and obligations.

17. No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

18. Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one Payment has the same value for this purpose and they are payable at different times, they shall be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c) All determinations to be made under this Section shall be made by an independent certified public accounting firm or other service provider selected by the Company and agreed to by the Executive immediately prior to the change in ownership or control transaction (the “Firm”). The Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten days of the transaction. Any such determination by the Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

(d) For the avoidance of doubt, the Company shall have no obligation to provide any gross-up, reimbursement, or other payment to the Executive with respect to any Excise Tax.

19. Legal Fees. The Company will reimburse the Executive for up to $30,000 of documented legal fees that are reasonably related to the Executive’s review and negotiation of this Agreement.

20. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Mary C. Dickerson, Senior Executive Vice President, Chief People & Operating Officer

Radian Group Inc.

550 East Swedesford Road

Suite 350

Wayne, PA 19087

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

21. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise provided herein, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes imposed on the Executive with respect to any payment received under this Agreement.

22. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

23. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 14, will continue to apply in favor of the successor.

24. Company Policies. Employment with the Company is conditioned on the Executive’s agreement to comply with the Code of Conduct and the Company’s employment and other applicable policies, which shall be evidenced by the Executive’s execution thereof. The Executive, this Agreement, and the compensation payable hereunder, as applicable, shall be subject to any applicable clawback or recoupment policies, stock ownership policies, share trading policies, the Code of Conduct, employment policies, and other written policies that are in place as of the Effective Date and as may be revised or implemented by the Company from time to time as applicable to officers of the Company, in each case after consultation with the Executive.

25. Indemnification. The Company will provide insurance for the Executive, for the duration of his employment, and thereafter in respect of his acts and omissions occurring during such employment, under a contract of directors and officers liability insurance to the same extent as any such insurance insures members of the Board and other named executive officers. The Company will enter into an indemnification agreement with the Executive, consistent with the Company’s current practice, on the same terms as those executed by other named executive officers and directors of the Company.

26. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all other agreements and understandings concerning the Executive’s employment by the Company, other than the Restrictive Covenants Agreement. This Agreement may be changed only by a written document signed by the Executive and the Company.

27. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

28. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Pennsylvania without regard to rules governing conflicts of law.

29. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Radian Group Inc.

/s/ Mary C. Dickerson
Name:	Mary C. Dickerson
Title:	Senior Executive Vice President, Chief People & Operating Officer

EXECUTIVE

/s/ Michael Weinbach
Name:	Michael Weinbach

Exhibit A

Form of Release

This Release Agreement (this “Agreement”) is made by and between Michael Weinbach (“Employee”) and Radian Group Inc. (“Radian”). Employee and Radian are parties to this Agreement and are collectively referred to herein as the “Parties.”

As used in this Agreement, any reference to Employee shall include Employee, and in their capacities as such, Employee’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns. As used in this Agreement, any reference to the “Company” shall mean Radian and each subsidiary of Radian.

1. Release.

(a) In further consideration of the compensation provided to Employee pursuant to Section 6 of the Employment Agreement between Employee and Radian entered into effective [DATE] (the “Employment Agreement”) (other than compensation pursuant to Section 6(e) of the Employment Agreement, which shall be paid regardless of this Agreement), Employee hereby agrees, subject to and without waiving any rights identified in Paragraph 2, Permitted Conduct, of this Agreement, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE the Company and each of its and their past or present parents, subsidiaries and affiliates, their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company and of the Company’s past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or employees of all such pension and employee benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Employee may have, or which Employee’s heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Employee’s employment with the Company to and including the date on which Employee executes this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship and/or the termination of Employee’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, any applicable state laws identified in Schedule 1 hereto, including all amendments thereto, and any other federal, state or local statutes or common law under which Employee can waive Employee’s rights, any contracts between the Released Parties and Employee, and all claims for counsel fees and costs.

Employee acknowledges that Employee has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

(b) In waiving and releasing any and all claims against the Released Parties, whether or not now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.

(c) Notwithstanding anything in this Agreement to the contrary, Employee does not waive (i) any entitlements under the terms of Section 6 of the Employment Agreement, (ii) Employee’s existing right to receive vested accrued benefits under any equity grants or other plans or programs of the Company under which Employee has accrued benefits (other than under any Company separation or severance plan or programs), (iii) any claims that, by law, may not be waived, (iv) any rights or claims that may arise after the date Employee executes this Agreement, (v) any right to indemnification under the bylaws of the Company, under any directors and officers insurance policy and under the indemnification agreement entered into by and between the Company and Employee, with respect to Employee’s performance of duties as an employee or officer of the Company, and (vi) any claim or right Employee may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

2. Permitted Conduct. Nothing in this Agreement shall prohibit or restrict Employee from: initiating communications directly with, or filing any charge of complaint with, cooperating with, providing relevant information to, responding to any inquiry from, assisting in an investigation by, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the Department of Labor, the National Labor Relations Board, or any other federal, state or local regulatory authority. Moreover, nothing herein is intended to limit the exercise of Employee’s rights under Section 7 of the NLRA. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any confidential information and trade secrets of the Company, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. However, Employee hereby waives Employee’s right to receive any individual monetary relief from the Released Parties resulting from such claims, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to Section 6 of the Employment Agreement (other than compensation pursuant to Section 6(e) of the Employment Agreement, which shall be paid regardless of this Agreement), except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

3. Restrictive Covenants.

(a) Employee agrees to comply with the restrictive covenants and agreements set forth in the Restrictive Covenants Agreement between Employee and Radian dated May 21, 2026, and all other written restrictive covenants and agreements with the Company containing non-competition, non-solicitation, confidentiality, inventions assignment, non-disparagement and other restrictive covenants (collectively, the “Restrictive Covenants”). Employee expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Agreement. Employee acknowledges that in the event that Employee breaches any of the Restrictive Covenants, Radian shall be obligated to provide only the Accrued Obligations (as defined in the Employment Agreement), and all other payments under Section 6 of the Employment Agreement shall cease. In such event, Radian may require that Employee repay all amounts theretofore paid to him pursuant to Section 6 of the Employment Agreement (other than the Accrued Obligations), and in such case, Employee shall promptly repay such amounts on the terms determined by Radian.

(b) Notwithstanding anything to the contrary herein or in the Restrictive Covenants, nothing in this Agreement or in Restrictive Covenants is intended to limit the exercise of Employee’s rights under Section 7 of the National Labor Relations Act (“NLRA”), including communicating with others regarding Employee’s terms and conditions of employment.

4. Controlling Law. This Agreement and all matters arising out of, or relating to it, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflict-of-law principles. Notwithstanding the foregoing, and for the avoidance of any doubt, if a Company benefit plan or other employment-related agreement provides in writing that it shall be governed by the laws of another state, then all matters arising out of, or relating to, such benefit plan or other employment-related agreement shall be governed by, and construed in accordance with, the laws of the state designated in such benefit plan or other employment-related agreement.

5. Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought and prosecuted only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware County, Pennsylvania, and the jurisdiction of such court in any such proceeding shall be exclusive. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

6. Severability. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Paragraph 1 is held to be unlawful, invalid or unenforceable, any payments made pursuant to Section 6 of the

Employment Agreement (other than the Accrued Obligations) shall be returned to the Company and no further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

7. ACKNOWLEDGEMENT. Employee hereby acknowledges that:

(a) The Company advises Employee to consult with an attorney before signing this Agreement;

(b) Employee has obtained independent legal advice from an attorney of Employee’s own choice with respect to this Agreement or Employee has knowingly and voluntarily chosen not to do so;

(c) Employee freely, voluntarily and knowingly entered into this Agreement after due consideration;

(d) Employee had at least [21] days to review and consider this Agreement;

(e) If Employee knowingly and voluntarily chooses to do so, Employee may accept the terms of this Agreement on or after the date of Employee’s termination of employment but before the [21] day consideration period provided for above has expired;

(f) Employee is signing this Agreement on or after the date of Employee’s termination of employment;

(g) Employee has a right to revoke this Agreement by notifying at the Company in writing within seven days of Employee’s execution of this Agreement. Unless revoked, this Agreement will become effective on the eighth day following its execution (the “Effective Date”);

(h) Changes to this Agreement before its execution, whether material or immaterial, do not restart the consideration period;

(i) In exchange for Employee’s waivers, releases and commitments set forth herein, including Employee’s waiver and release of all claims arising under the ADEA and the OWBPA, the payments, benefits and other considerations that Employee is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which Employee would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

(j) No promise or inducement has been offered to Employee, except as expressly set forth herein, and Employee is not relying upon any such promise or inducement in entering into this Agreement; and

(k) EMPLOYEE REPRESENTS THAT EMPLOYEE HAS READ THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT IS WRITTEN IN A MANNER THAT EMPLOYEE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN. EMPLOYEE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS EMPLOYEE’S OWN FREE ACT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

Radian Group Inc.

Date:
By: Mary C. Dickerson Title: Senior Executive Vice President, Chief People & Operating Officer

Michael Weinbach
Date:

Schedule 1

Upon signing the Agreement to which this Schedule 1 is attached, Employee acknowledges and agrees that the Release extends to include, but is not limited to, each of the following laws that may apply to Employee’s applicable state of employment or that otherwise might apply to Employee’s employment with the Company or the termination thereof (each to the extent applicable, and as amended from time to time):

Alabama	Alabama Age Discrimination in Employment Act (AADEA), Unlawful Practices related to Opposition of Employer under Section 25-1-28 of the Alabama Code, including sexual harassment claims, Alabama Whistleblower Protection Law, Alabama Pay Equity Law, retaliatory or constructive discharge and for co-employer liability under Sections 25-5-11 and 25-5-11.1 of the Alabama Code.

Alaska	Alaska Human Rights Law, including age and sexual harassment claims, Alaska Family and Medical Leave Law, Alaska Occupational Safety and Health law, Alaska Uniform Contribution Among Tortfeasors Act, and any right to liquidated damages arising out of or related to any failure by the Company to pay overtime compensation or other wages to Employee when due, as provided in the Alaska Wage and Hour Act and/or other Alaska wage payment laws.

Arizona	Arizona Civil Rights Act, including age and sexual harassment claims; Arizona Employment Protection Act; Arizona Occupational Safety and Health Law; Arizona Right to Work Act, the Arizona Fair Wages and Healthy Families Act, the Arizona Equal Pay Law, the Arizona Wage Payment laws, and the Arizona Drug Testing of Employees Act.

Arkansas	Arkansas Civil Rights Act of 1993, including age and sexual harassment claims, Arkansas Equal Pay Law, Arkansas Minimum Wage Act, Arkansas Wage Payment Laws, and Arkansas Uniform Contribution Among Tortfeasors Act, the Arkansas Genetic Information in the Workplace Act, the Arkansas Voting Leave Law, the Arkansas Jury Duty Law, the Arkansas Law On Leave For Public Service, the Arkansas Military Service Protection Act, the Arkansas Bone Marrow/Organ Donation Leave Law, the Arkansas Crime Victim Leave Law, the Arkansas Wage Payment and Work Hour Laws.

Colorado	Colorado Anti-Discrimination Act, including age and sexual harassment claims, Colorado Equal Pay for Equal Work Act, Colorado Law Prohibiting Discrimination by Labor Organization, Colorado’s whistleblower protections for private enterprise employees (Colo. Rev. Stat. Ann. §§ 24-114-101 et seq.) (if applicable), Colorado Maternity Leave Law, Colorado Healthy Families and Workplaces, Colorado Minimum Wage Law, Colorado Minimum Wage Order No. 32, and Colorado Labor Peace Act.

Connecticut	Connecticut Fair Employment Practices Act, including age and sexual harassment claims; Connecticut Human Rights and Opportunities Act, including age and sexual harassment claims, Connecticut Family and Medical Leave Law; Connecticut General Statute Paid Sick Leave; Connecticut Whistleblower Law; Connecticut Free Speech Law; Connecticut WARN Law; Connecticut Human Rights and Opportunities Act; Connecticut Minimum Wage and Overtime Law; Connecticut Equal Pay Law; the anti-retaliation provision of the Connecticut Workers’ Compensation Act; and Connecticut Maximum Hours and Overtime Law, as amended; provided, however, that nothing in this agreement shall be construed as a release of disputed wages as a condition to receive wages conceded to be due.

Delaware	Delaware Discrimination in Employment Act, including age and sexual harassment claims, the Delaware Handicapped Persons Employment Protection Act, the Delaware Persons With Disabilities Employment Protections Act, the Delaware Whistleblower’s Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, provided, however, that nothing in this agreement shall be construed as a requirement for or condition to any payment due under the Wage Payment and Collection Act.

D.C.	D.C.’s Human Rights Act, including age and sexual harassment claims, District of Columbia’s prohibition of discrimination based on use of tobacco (D.C. Code Ann. § 7-1703.03), D.C.’s whistleblower protections for employees of D.C. contractors (D.C. Code Ann. §§ 2-223.01 – 2-223.07) (if applicable), D.C. Family and Medical Leave Act, D.C. Parental Leave Act, D.C. Employee Sick Leave Provision of Paid Leave, D.C. Displaced Workers Protection Act, District of Columbia Wage Discrimination Act, and denial of rights under or retaliation in violation of the D.C. Accrued Sick and Safe Leave Act (D.C. Code Ann. §§ 32-131.01 – 32-131.17), the District of Columbia Earned Sick & Safe Leave Amendment Act of 2013, the District of Columbia whistleblower protections for employees of D.C. contractors (D.C. Code Ann. §§ 2-223.01 – 2-223.07) (if applicable), the District of Columbia’s Wage Garnishment Fairness Amendment Act of 2018, the District of Columbia’s Tipped Wage Workers Fairness Act of 2018, the District of Columbia Universal Paid Leave Amendment Act of 2016.

Florida	Florida Civil Rights Act, including age and sexual harassment claims, Florida Omnibus AIDS Act, Florida Wage Discrimination Law, Florida Discrimination against Education Employees, Florida Discrimination Against Military Personnel, retaliation provision of Florida Workers Compensation Act (Fla. Stat. Ann. § 440.205), the Florida Discrimination on the basis of Sickle Cell Trait Law, the Florida Equal Pay Act, Florida Fair Housing Act, Florida Private Sector Whistleblower’s Act, Florida minimum wage and wage payment laws, Fla. Const. art. X, § 24, and retaliation provision of the Florida False Claims Act (Fla. Stat. Ann. § 68.088).

Georgia	Georgia Fair Employment Practices Act including age and sexual harassment claims; Georgia Equal Pay Act, as amended; the Georgia Age Discrimination in Employment Law; the Georgia Equal Employment for Persons with Disabilities Code; the Georgia Right to Arbitration for Sex Discrimination Claims; and claims arising under the Georgia Constitution.

Hawaii	Hawaii Fair Employment Practices Act, including age and sexual harassment claims, the Hawaii Discriminatory Practices Law, the Hawaii Equal Pay Act, The Hawaii False Claims Act, the Hawaii Civil Rights Act, the Hawaii Whistleblowers’ Protection Act, the Hawaii Dislocated Workers Law, the Hawaii Family Leave Law, and the Hawaii Occupational Safety and Health Law (HIOSH), and the Hawaii Constitution.

Idaho	Idaho Fair Employment Practices Act, including age and sexual harassment claims; Idaho Civil Rights Law; Idaho Human Rights Act; Idaho Equal Pay Law; Idaho Minimum Wage Law; and Idaho Wage Payment Law.

Illinois	Illinois Human Rights Act, including age and sexual harassment claims, Illinois Equal Pay Act of 2003, Illinois Equal Wage Act, Illinois Wages for Women and Minors Act, Illinois Religious Freedom Restoration Act, Illinois Equal Pay Act, Illinois Whistleblower Act, Illinois Family Military Leave Act, Illinois Nursing Mothers in the Workplace Act, Illinois WARN Act, Illinois Right to Privacy in the Workplace Act, Illinois Union Employee Health and Benefits Protection Act, Illinois Employment Contract Act, Illinois Labor Dispute Act, Illinois Victims’ Economic Security and Safety Act, the Illinois Workplace Transparency Act, the Illinois Biometric Privacy Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, Illinois Minimum Wage Law, Illinois Wage Payment and Collection Act and the Illinois Constitution.

Indiana	Indiana Civil Rights Act, including age and sexual harassment claims, Indiana Age Discrimination Law, Indiana Employment Discrimination Against Disabled Persons Law, Indiana Equal Pay Law, Indiana laws related to Military Leave and Re-Employment Rights (Ind. Code Ann. § 10-16-7-1 et seq. & 10-17-4-1 et seq.), The Indiana Military Leave/Family Leave Act, the Indiana Blacklisting Statute, Indiana Off Duty Use of Tobacco by Employees Law, Indiana’s whistleblower protections for employees of private employer that is under public contract (Ind. Code Ann. § 22-5-3-3) (if applicable), Indiana Military Family Leave Act, Indiana Minimum Wage Law, Indiana Wage Payment and Wage Claims Act, Indiana Occupational Safety and Health Law, and Indiana Blacklisting Statute, the Indiana Wage Discrimination Law, and the Indiana False Claims and Whistleblower Protection Statute.

Iowa	Iowa Civil Rights Act of 1965, including age and sexual harassment claims, the Iowa Military Leave/Re-Employment Rights statute, Iowa law related to Military Leave/Re-Employment Rights (Iowa Code § 29A.43), Iowa Minimum Wage Law, Iowa Wage Payment Collection Law, and Iowa WARN Act (aka Iowa Layoff Notification Law) and the Iowa False Claims Act.

Kansas	Kansas Act Against Discrimination, including age and sexual harassment claims, Kansas Equal Pay Law, Kansas Age Discrimination in Employment Act, Kansas Discrimination Against Military Personnel Act, Kansas Discrimination Against Victims of Domestic Violence or Sexual Assault Act, Kansas’ whistleblower protection laws (including Kan. Stat. Ann. §§ 39-1403, 39-1432, 44-615 & 44-636), Kansas Minimum Wage and Maximum Hours Law, and Kansas WARN Act, and the Kansas wage payment statutes.

Kentucky	Kentucky Civil Rights Act, including age and sexual harassment claims, Kentucky Equal Opportunities Act, Kentucky Wage Discrimination Because of Sex Law, Kentucky law regarding military leave and re-employment rights (Ky. Rev. Stat. Ann. § 38.238), Kentucky Equal Pay Act, Kentucky Adoption Leave Law/ Kentucky Leave of Absence to Adopt a Child Law, Kentucky Minimum Wage Law, Kentucky Occupational Safety and Health Law, and retaliation provision of Kentucky Workers’ Compensation Act (Ky. Rev. Stat. Ann. § 342.197).

Louisiana	Louisiana Employment Discrimination Law, including age and sexual harassment claims, The Louisiana Whistleblower Protection Law, Louisiana’s whistleblower protection laws (including La. Stat. Ann. §§ 23:964, 23:967, 30:2027 & 40:2009.17), Louisiana Family and Medical Leave Laws, Louisiana Payment of Employees law, retaliation provision of Louisiana Workers’ Compensation Act, and Louisiana’s general tort provision (La. Civ. Code art. 2315), the Louisiana Maternity Leave Law, the Louisiana Wage Payment Law, the Louisiana Constitution, and the Civil Code of the State of Louisiana.

Maine	Maine Human Rights Act, including age and sexual harassment claims, Maine Equal Pay Law, Maine Civil Rights Act, Maine Protection From Harassment Law, Maine Sexual Harassment Policies Law, Maine Whistleblowers’ Protection Act, Maine Family Medical Leave Act, Maine Family Sick Leave Law, Maine Labor and Industry Earned Paid Leave, Maine Wage Law, and Maine WARN Laws, and Maine Family Care Act.

Maryland	Maryland’s anti-discrimination statute (Md. Code Ann., State Gov’t §§ 20-101 – 20-1203), Maryland Flexible Leave Act, Maryland Fair Employment Practices Act, including age and sexual harassment claims, Maryland Reasonable Accommodations for Disabilities Due to Pregnancy Act, Maryland Deployment of Family Members in the Armed Forces Act, Maryland Equal Pay For Equal Work Law, Maryland Medical Information Discrimination Law, Maryland Maternity Leave Law (Maryland Flexible Leave Act), Maryland Healthy Working Families Act, Maryland Wage Payment and Collection Law, Maryland Wage and Hour Law, Maryland WARN Laws, and Maryland Occupational Safety and Health Act.

Massachusetts	Massachusetts Law Prohibiting Unlawful Discrimination, Massachusetts Equal Pay Act, except for claims that cannot be waived related to inquiry or discussion of wages, Massachusetts Right to be Free from Sexual Harassment Law, Massachusetts Age Discrimination Law, Massachusetts Equal Rights Law, Massachusetts Equal Rights for the Elderly and Disabled Law, Massachusetts Civil Rights Act, Massachusetts False Claims Act, the Massachusetts Small Necessities Leave Act, Massachusetts Family and Medical Leave Laws and Small Necessities Act, Massachusetts Earned Sick Time, the Massachusetts Fair Employment Practices Act, the Massachusetts False Claims Act, the Massachusetts Labor and Industries Act (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, the Massachusetts Earned Sick Time, and the Massachusetts labor and industry privacy law. By signing this agreement, you are acknowledging that this waiver includes any future claims against the Company under Mass. Gen. Laws ch. 149, § 148- the Massachusetts Wage Act. These claims include, but are not limited to, failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, claims for improper wage deductions, and claims for failing to provide proper check-cashing facilities.

Michigan	Elliott-Larsen Civil Rights Act, including age and sexual harassment claims, Michigan Persons With Disabilities Civil Rights Act, Michigan Equal Pay Law, Michigan Whistleblower’s Protection Act, Michigan Paid Medical Leave Act, Michigan Minimum Wage Law of 1964, Michigan Payment of Wages and Fringe Benefits Law, Sales Representatives Commission Act, if applicable, Michigan WARN Laws, Bullard-Plawecki Employee Right to Know Act, Social Security Number Privacy Act,; Internet Privacy Protection Act, Michigan Occupational Safety and Health Act, and the Michigan Internet Privacy Protection Act.

Minnesota

Minnesota Human Rights Act, including sexual harassment claims, Minnesota Equal Pay for Equal Work Law, Minnesota Age Discrimination Statute, Minnesota Nonwork Activities Law, Minnesota Whistleblower Protection Law, Minnesota Parenting Leave Act, Minnesota Wage Law, Minnesota WARN Laws, Minnesota Personnel Record Access Laws, Retaliation provision of Minnesota Workers’ Compensation Act, the Minnesota health care worker whistleblower protection laws, and the Minnesota Family Leave Law.

Minneapolis, MN

The Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Age Discrimination Statute, the Minnesota Termination of Sales Representatives Act, the Minnesota Nonwork Activities Law, the Minnesota Whistleblower Law, the Minnesota Pregnancy and Parental Leave Law, Minnesota WARN Laws, the Minnesota Personnel Record Review and Access Act, the retaliation provision of Minnesota Workers’ Compensation Act, and the Minnesota Constitution, all as amended.

Notwithstanding any conflicting terms of the Agreement (if applicable), if Employee was employed by the Company in Minnesota, then with respect to claims under the Minnesota Human Rights Act, Employee is provided fifteen calendar days after signing this Agreement to revoke it. To be effective, this revocation must be in writing and either (a) hand-delivered to the Company within fifteen calendar days of signing; or (b) sent by certified mail, return receipt requested, to the Company with a postmark within fifteen calendar days of signing. If this Agreement is revoked, Employee will not be entitled to the severance pay and benefits described by the Agreement.

Mississippi	Age and sexual harassment claims under Mississippi law, Mississippi Employment Protection Act, Military Leave/Re-Employment Rights statute, Mississippi Wage Law.

Missouri	The Missouri Fair Employment Practices Act, Missouri Human Rights Act, including age and sexual harassment claims, the Missouri Equal Pay for Women Act, Missouri Minimum Wage Law, Missouri Wage Payment Law, Missouri Service Letter statute.

Montana

Montana Human Rights Act, including age and sexual harassment claims, Montana Code, Montana Equal Pay Law, Wrongful Discharge from Employment Act, Montana Maternity Leave Act, Montana Wage Payment Law, Montana Minimum Wage and Overtime Compensation Act, Montana Limitation on Hours for Certain Employees, if applicable, Montana Blacklisting Statutes.

Employee further agrees that Employee’s termination was for good cause as defined by Montana law (Mont. Code Ann. § 39-2-903).

Nebraska	Nebraska Fair Employment Practices Act, including sexual harassment claims, Nebraska Age Discrimination in Employment Act, Nebraska Equal Pay Law, Nebraska laws against discrimination of military personnel, Nebraska AIDS Discrimination Act; Nebraska Genetic Information and Testing Law, Whistleblower—Private Employer, Nebraska Family Military Leave Act, Nebraska Wage and Hour Act and waivable claims under the Nebraska Wage Payment and Collection Act.

Nevada	Nevada Fair Employment Practices Act, (codified in Nevada Revised Statutes Chapter 613.310, et. seq.)including age and sexual harassment claims, claims related to false pretenses, blacklisting, grafting, kickbacks or lie detectors under Nevada laws Sections 613.010, 613.210, 613.110, 613.120 and 613.440 – 613.510; Nevada Paid Leave, the Nevada Constitution, Nevada Occupational Safety and Health Act, Nevada Pregnant Workers’ Fairness Act, the Nevada Nursing Mother’s Accommodation Act, the Nevada wage laws (codified in Nevada Revised Statues Chapter 608, et. seq.).

New Hampshire	New Hampshire Law Against Discrimination, including age and sexual harassment claims, New Hampshire Whistleblowers’ Protection Act, New Hampshire Minimum Wage Act, New Hampshire Unemployment Compensation Law, Prohibition Against Discrimination Law, New Hampshire’s Uniform Trade Secrets Act, New Hampshire Safety and Health of Employees Law, Non-Compete and Non-Piracy Agreements section of the New Hampshire Protective Legislation Law, except as prohibited by law, the New Hampshire Dog and Horse Racing law, if applicable.

New Jersey

New Jersey Law Against Discrimination, including age and sexual harassment claims, New Jersey Equal Pay Act, New Jersey Civil Rights Law, New Jersey Security and Financial Empowerment Act; New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Earned Sick Leave, New Jersey Wage and Hour Law, New Jersey WARN Laws: the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (a/k/a the New Jersey WARN Act), Retaliation provisions of New Jersey Workers’ Compensation Law, New Jersey Discrimination in Wages Law, New Jersey Temporary Disability Benefits and Family Leave Insurance Law, New Jersey Domestic Partnership Act, the New Jersey Wage Payment Law, the New Jersey Wage Theft Law, the New Jersey Occupational Safety and Health Law, the New Jersey False Claims Act, the New Jersey Smokers’ Rights Law, the New Jersey Genetic Privacy Act, the New Jersey Fair Credit Reporting Act, the New Jersey Emergency Responder Leave Law, the New Jersey Compassionate Use Medical Cannabis Act, and the New Jersey Secure Choice Savings Program.

Nothing in the Agreement should be construed as having the purpose or effect of concealing details relating to a claim of discrimination, retaliation, or harassment. Although the parties may have agreed to keep the underlying facts and the resolution of the claim confidential, such a provision in an agreement is unenforceable against the Company if Employee publicly reveals sufficient details of the claim so that the Company is reasonably identifiable.

New Mexico	New Mexico Human Rights Act, including age and sexual harassment claims, New Mexico Reemployment of Persons in Armed Forces Act, New Mexico Fraud Against Taxpayers Act, New Mexico Promoting Financial Independence of Domestic Violence Victims Act, New Mexico Employee Privacy Act, the New Mexico Caregiver Leave Act, and the New Mexico Criminal Offender Employment Act.

New York	New York State Human Rights Law, including age and sexual harassment claims, New York Equal Pay Law, New York State Civil Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, the New York State Corrections Law (including Article 23-A), New York Whistleblower Statute, New York Paid Family Leave Law, New York Sick Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act (New York WARN Laws), retaliation provisions of New York Workers’ Compensation Law, and the New York State Executive Law (including its Human Rights Law and all amendments thereto), the New York City Administrative Code (including its Human Rights Law and all amendments thereto), the New York Equal Rights Law, the New York State Employment Relations Act, the New York Labor Law (including any applicable regulations and/or wage orders), the New York State Paid Sick Leave Law, the New York City Earned Sick Time Act, the New York City Fair Workweek Law, the New York State False Claims Act, the New York State Rights of Persons with Disabilities Law, the New York State Nondiscrimination Against Genetic Disorders Law, the New York State Smokers’ Rights Law, the New York AIDS Testing Confidentiality Act, the New York Genetic Testing Confidentiality Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York State Constitution, the New York City Charter.

North Carolina	North Carolina Equal Employment Practices Act, including age and sexual harassment claims, North Carolina Persons with Disabilities Protection Act, North Carolina Civil Rights Law, North Carolina Lawful Products Use Law, North Carolina Hemoglobin/Genetic Information Anti-Discrimination Law, North Carolina Retaliatory Employment Discrimination Act, North Carolina Leave for Parent Involvement in Schools Law.

North Dakota	North Dakota Human Rights Act, including sexual harassment claims, North Dakota Equal Pay Law, North Dakota Age Discrimination Law, North Dakota Whistleblower Law, North Dakota Wage and Hour Law, North Dakota Wage Collection Law.

Ohio	Ohio Civil Rights Act, including age and sexual harassment claims, the Ohio Equal Pay Act, Ohio Whistleblowers’ Protection Statute, Ohio Pregnancy Discrimination/Maternity Leave Act, Ohio Wage Payment Law, Ohio Minimum Fair Wage Standards Act, Ohio Miscellaneous Labor Provisions, Ohio Workers’ Compensation Retaliation Law, and the Ohio Constitution.

Oklahoma

Oklahoma Anti-Discrimination Act, including age and sexual harassment claims, Oklahoma Discriminatory Wages Law, Oklahoma Genetic Nondiscrimination in Employment Act, Oklahoma’s general Anti-Retaliation Law, Oklahoma Law Governing Wages and Working Conditions, Oklahoma Minimum Wage Act, the Retaliation and Discrimination provision of the Oklahoma Administrative Workers’ Compensation Act, Standards for Workplace Drug and Alcohol Testing Act, and Oklahoma’s Whistleblower Protection Act.

Employee further acknowledges that this waiver is not a restraint as contemplated by Okla. Stat. Ann. tit. 40, § 199(B)(2).

Oregon	Oregon Anti-Discrimination Law, including age and sexual harassment claims; Oregon Fair Employment Practices Act; Oregon Equal Pay Law; Oregon Unlawful Discrimination Against Persons with Disabilities Law; Oregon Genetic Screening Law; Oregon Unlawful Discrimination Against Injured Workers Law; Oregon Unlawful Discrimination for Service in Uniformed Service Law; Oregon Leave of Absence for State Service Law; Oregon Military Family Leave Act, Oregon Sick Leave, Oregon Whistleblower Law; Oregon Initiating or Aiding Administrative, Criminal, or Civil Proceeding Law; Oregon Family Leave Act; Oregon Hours of Labor and Wage Payment Law; Oregon Minimum Wage Law; Oregon WARN Act, The Oregon Workplace Fairness Law, the Oregon Equality Act, the Oregon Genetic Privacy Laws, and the Oregon Constitution.

Pennsylvania	Pennsylvania Human Relations Act, including age and sexual harassment claims; Pennsylvania Equal Pay Law; Pennsylvania Whistleblower Law, if applicable; the Pennsylvania Pregnancy, Childbirth and Childrearing Law; if applicable, the Pennsylvania Wage Payment Collection Act, the Pennsylvania Pregnancy Guidelines of the Pennsylvania Human Relations Commission, Pennsylvania Minimum Wage Law, except as prohibited by law, the Pennsylvania Medical Marijuana Act, the Philadelphia Fair Workweek employment Standards Ordinance, the Philadelphia Fair Practices Ordinance.

Rhode Island	Rhode Island Fair Employment Practices Act, including age and sexual harassment claims, Rhode Island Civil Rights Act, Rhode Island Equal Pay Law, Rhode Island Civil Rights of People with Disabilities Act, Rhode Island Discrimination Based on Genetic Testing Law, Rhode Island AIDS Discrimination Law, Employment Discrimination provision of Rhode Island Victim’s Bill of Rights, Rhode Island Military Family Relief Act and acknowledge that this waiver is not a restraint as contemplated by 30 R.I. Gen. Laws Ann. § 30-33-5(a), Rhode Island Whistleblowers’ Protection Act, the Rhode Island Parental and Family Medical Leave Act and acknowledge that this waiver is not a restraint as contemplated by 28 R.I. Gen. Laws Ann. § 28-48-5, Rhode Island Minimum Wage Act, Rhode Island Wage Payment Law, Rhode Island Hazardous Substances Right-to-Know Act.

South Carolina	South Carolina Human Affairs Law, including age and sexual harassment claims, South Carolina Bill of Rights for Handicapped Persons Law, South Carolina Military Reemployment Rights Law, South Carolina’s Unlawful Discrimination Against Union Members Law, Violations of Section 53-1-110 of the South Carolina Code, South Carolina Whistleblower Law, Retaliation provision of South Carolina Workers’ Compensation Law, Wrongful Termination Provision of the South Carolina Consumer Protection Code, South Carolina’s Unlawful Termination of an Employee Replaced by an Authorized Alien Law, South Carolina’s Wrongful Demotion or Termination of an Employee for Complying with a Subpoena or Serving on a Jury Law, South Carolina’s Personnel Action Based on Use of Tobacco Products Outside of Workplace Prohibited Law.

South Dakota	South Dakota Human Relations Act of 1972, including age and sexual harassment claims, as amended; South Dakota Equal Pay Law; the Genetic Information Bias Law; the South Dakota Wage Retaliation Law; South Dakota Minimum Wage Law.

Tennessee	Tennessee Human Rights Act, including age and sexual harassment claims, as amended; Tennessee Equal Pay Law; Tennessee Disability Act; Tennessee Leave for Adoption, Pregnancy, Childbirth and Infant Nursing Law; the Tennessee Wage Law, Tennessee Wage Regulations for employees who received tips; Tennessee Wage Protection Act; Tennessee WARN Act; Tennessee Occupational Safety and Health Act, The Tennessee Fair Employment Practices Law, as amended, the Tennessee Equal Pay Law, the Tennessee Public Protection Act, the Tennessee Family Leave Act, and the Tennessee Human Rights Act.

Texas	The Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, including age and sexual harassment claims; Texas Disability Discrimination Law, as amended; Texas Payday Law; Texas Equal Pay Law; Texas Minimum Wage Act, the Texas Whistleblower Act, Chapter 121 of the Texas Human Resource Code, the Texas Health & Safety Code, the Texas Deceptive Trade Practices Act).

Utah	Utah Anti-Discrimination Act, including age and sexual harassment claims, as amended; Genetic Testing Privacy Act; Utah Minimum Wage Act; Utah Occupational Safety and Health Act; Employment Relations and Collective Bargaining Act; Utah Right to Work Law; Utah Drug and Alcohol Testing Act; Utah Protection of Activities in Private Vehicles Act; the Employment Selection Procedures Act; Utah’s Local Government Entity/Drug-Free Workplace Policies Act, the Utah Labor Relations Act, and the Utah Constitution.

Vermont	Vermont Fair Employment Practices Act, including age and sexual harassment claims; Vermont Genetic Testing Discrimination Law; Vermont Whistleblower Laws related to fair employment, occupational safety and patient health care; Vermont Parental and Family Leave Act; Vermont Earned Sick Time; Vermont Occupational Safety and Health Act; Vermont Minimum Wage Law; and Vermont Wage Law.

Virginia	Virginia Human Rights Act, including age and sexual harassment claims, Virginians with Disabilities Act, Virginia Equal Pay Act, Virginia Genetic Testing Law, Virginia Right-to-Work Law, Virginia Equal Pay Law, Virginia Occupational Safety and Health Act, Virginia Fraud Against Taxpayers Act, the Virginia Minimum Wage Act, except as prohibited by law, the Virginia Payment of Wage Law, except as prohibited by law, and, as applicable, the Fairfax Human Rights Ordinance, Code of Fairfax County §§ 11-1-1 et seq., the Human Rights Code of the City of Alexandria, Alexandria City Code § 12-4-1, the Arlington Human Rights Ordinance, Arlington County Code §§ 31-1 et seq.

Washington	Washington State Law Against Discrimination; the Washington Equal Pay and Opportunities Act, Washington Equal Pay Law, as amended; Washington Sex Discrimination Law, including sexual harassment claims; Washington Age Discrimination Law; Washington Genetic Testing Protection Law; Washington Whistleblower Protection Laws with regard to human rights claims, violations of occupational safety and health laws, wage claims and insurance claims; Washington Family Care Act; Washington Family Leave Act; Washington Employer Notification and Reporting to Employees; Washington Minimum Wage Act; Washington Wage, Hour, and Working Conditions Law; Washington Wage Payment Law; Washington Industrial Welfare Act, the Washington Paid Sick Leave Act, the Washington Minimum Wage Requirements and Labor Standards Act, Title 49 of the Revised Code of Washington,, the Washington Fair Chance Act, the Washington Constitution.

West Virginia

West Virginia Human Rights Act, including age and sexual harassment claims, West Virginia Equal Pay Act, West Virginia’s prohibition against discrimination for use of tobacco products, West Virginia’s prohibition against discrimination for jury duty summons, West Virginia Parental Leave Act, West Virginia Minimum Wage Law, Retaliation provisions of West Virginia Workers’ Compensation Act, Retaliation provision of Consumer Credit and Protection Act.

In signing this Agreement, Employee acknowledges that Employee was given at least 21 days in which to consider the Agreement, and had a 7-day revocation period under Section 77-6—1.1 – 77-6-8.1 of West Virginia’s Human Rights Commission Bias Rules.

Wisconsin	Wisconsin Fair Employment Act, including age and sexual harassment claims, as amended; Wisconsin AIDS Testing Discrimination Law; Wisconsin Personnel Records Statute; Wisconsin Family and Medical Leave Act; Wisconsin Minimum Wage Law; Wisconsin Wage Payments, Claims and Collections Law; Wisconsin WARN Act; Wisconsin Cessation of Health Care Benefits Law; Wisconsin Employment Peace Act.

Wyoming	Wyoming Fair Employment Practices Act, including age and sexual harassment claims; Wyoming Equal Pay Law; Wyoming Whistleblower Act; and Wyoming Minimum Wage Law; Wyoming Occupational Health and Safety Act.

Exhibit B

Restrictive Covenants Agreement